Exhibit 4.11

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“Agreement”) is executed on this 17th day of March 2025 (“Execution Date”), by and amongst:

Diginex Limited, a NASDAQ listed company registered under the laws of the Cayman Islands (Registration No. 406606), with its registered office at Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (hereinafter referred to as “Diginex”); and

Al Noor Legal Consultants FZE, a Limited Liability Company incorporated under the laws of the Government of Sharjah                                                                                                                                                                                                                                                              (hereinafter referred to as “Al Noor”).

Diginex and Al Noor are hereinafter individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS:

A.	Diginex is a NASDAQ-listed entity specializing in ESG and sustainable financing compliance and reporting, utilizing gold-standard industry partnerships, blockchain, and AI technology.

B.	Al Noor is a UAE registered legal and consulting firm that possesses the expertise and resources to facilitate strategic business initiatives in the region. It leverages strategic partnerships with other professional services firms connecting into various parts of the public, private and governmental sectors and driven by people with deep expertise to deliver value from the region.

C.	Diginex seeks to expand strategically through a dual listing on the Abu Dhabi Securities Exchange (“ADX”), with a targeted capital raise minimum in the UAE and GCC of USD 200 million and up to USD 250 million to support its growth and financing objectives.

D.	Diginex aims to enhance its market presence and shareholder value by leveraging access to a new regional investor base and opportunities in the UAE, broader GCC region and support it’s global growth goals.

E.	Al Noor has capabilities to facilitate high-value business initiatives and will facilitate the coordination of legal, consulting requirements and provide required project coordination support resources to drive the fund raising, ADX listing process, while ensuring regulatory compliance, investor engagement, and market strategy alignment. Al Noor will be connecting the appropriate authorized service providers, subject matter experts, and necessary resources as required by legal and compliance regulations to work directly with Diginex to achieve the goals of this engagement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other valuable consideration, the parties hereby agree as follows:

1. PURPOSE AND SCOPE

This Memorandum of Understanding outlines the framework for engagement between Diginex and Al Noor to facilitate Diginex with its strategic expansion in the UAE and the broader GCC region which includes assisting with the process by introducing all the qualified and authorized partners, service providers and resources for fund raising from Qualified investors and listing on the Abu Dhabi Securities Exchange (ADX).

These objectives and terms are defined in Schedule 1: Scope of Work - Engagement and Services.

2. TERMS OF ENGAGEMENT AND SERVICES

The outline of the financial structure is covered in Schedule 2: Terms. This covers terms related to:

2.1	Engagement and Services

2.2	Capital raising in UAE and GCC; and

2.3	Strategic growth initiatives and partnership

3. THIRD-PARTY COSTS

All third-party costs incurred by Diginex including auditor fees, legal expenses, exchange fees, and compliance costs, will be paid at actuals directly by Diginex to the respective service providers.

4. EXECUTION OF TRANSACTIONAL DOCUMENTS

The Parties agree to negotiate in good faith and execute detailed transactional documents in due course to formalize the arrangements outlined in this Agreement. Such documents shall reflect the terms set forth herein and any additional terms mutually agreed upon by the Parties.

5. PUBLIC DISCLOSURE

Diginex and Al Noor shall seek approval in writing from each other before issuing any public disclosures or a press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which shall not be unreasonably withheld.

6. CONFIDENTIALITY

6.1	Without the written consent of the other party, neither party shall disclose to the third party any business secret or related information known during the performance of the Agreement, nor shall it disclose the contents of this Agreement and related materials to any third party, except for those that are required to be disclosed by laws and regulations.

6.2	The confidentiality clause is an independent clause, and this clause is valid regardless of whether this Agreement is signed, changed, cancelled or terminated.

7. GOVERNING LAW AND JURISDICTION

This Agreement is governed by the laws of the United Arab Emirates. Disputes shall be resolved under the exclusive jurisdiction of the Abu Dhabi Courts.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BY DIGINEX LIMITED

Through its authorized signatory

/s/ Miles Pelham
Name:	Miles Pelham
Designation:	Chairman

Corporate Seal

BY AL NOOR GLOBAL INVESTMENTS - L.L.C - S.P.C

Through its authorized signatory

/s/ Yogesh Parekh
Name:	Yogesh Parekh
Designation:	Authorized Signatory

Corporate Seal

SCHEDULE 1: SCOPE OF WORK

ENGAGEMENT AND SERVICES

1.	LEGAL AND CONSULTANCY SUPPORT SERVICES FOR REGIONAL FUNDRAISING AND ADX DUAL LISTING

The Consultancy shall through it strategic partners network provide comprehensive legal advisory, strategic consultancy, and support services to assist the Company in executing its regional fundraising strategy and achieving a dual listing on the Abu Dhabi Securities Exchange (ADX). Al Noor will facilitate introductions to the appropriate authorized service providers, subject matter experts, and necessary resources as required by legal and compliance regulations to work directly with Diginex to achieve the goals of this engagement. The scope of services shall include the following:

1.1	Strategy Scope

1.1.1	Provide strategic legal and regulatory insights for fundraising and ADX dual listing.

1.1.2	Advise on structuring investment vehicles and legal frameworks for capital raising.

1.1.3	Identify potential strategic paths, regulatory challenges and provide risk mitigation strategies.

1.2	Market Entry, Setup, and Integration

1.2.1	Market Scan: Conduct legal due diligence on the UAE market, regulatory, and investor climate.

1.2.2	Evaluation: Support assessment and structure for feasibility and compliance for dual listing.

1.2.3	Infrastructure Setup: Assist in obtaining local licenses, setting up physical and digital infrastructure, and ensuring compliance with UAE requirements.

1.2.4	Planning: Develop a structured roadmap for fund raise, regulatory approvals and financial market integration.

1.3	Strategic Coordination and Project Management

1.1.4	Oversee and coordinate legal and regulatory processes to align with business objectives.

1.1.5	Engage to support with financial, legal, and regulatory bodies to ensure smooth execution.

1.1.6	Facilitate ongoing monitoring and compliance throughout the listing process.

1.4	Legal and Support Services

1.4.1	Legal and Brief Reviews: Conduct legal review of regulatory filings, investor documents, and financial agreements.

1.4.2	Identification of Subject Matter Experts: Engage specialized legal, advisory, and regulatory professionals to ensure full compliance.

1.4.3	Provide legal oversight to ensure ADX listing and fundraising comply with all UAE and international regulations.

1.5	Execution Support

1.5.1	Support drafting and review agreements, investor documentation, regulatory filings, and other legal instruments necessary for the listing and fundraising process.

1.5.2	Support legal review and advisory services in negotiations with regulatory authorities, investors, and financial institutions.

1.6	Local Service Providers and Partnerships Coordination

1.6.1	Identification: Identify and support engagement with relevant UAE-based corporate service providers, legal advisors, financial auditors, and market consultants.

1.6.2	Briefing and Engagement Support: Provide advisory support in structuring agreements and contracts with service providers.

1.6.3	Coordination Support: Provide liaison support between the Company and local regulatory and financial entities to facilitate smooth operations.

1.7	Regulatory and Stakeholder Engagement

1.7.1	Introduce and support engagement with key regulatory bodies, including the ADX, UAE Securities and Commodities Authority (SCA), and UAE Central Bank.

1.7.2	Facilitate relationships with UAE-based institutional investors, government entities, and industry bodies to support the listing process.

2	SUPPORT WITH CAPITAL RAISING AND MARKET DEVELOPMENT STAGE

The Consultancy shall assist the Company in the process of securing capital funding and developing strategic market positioning in the UAE, in line with its global expansion and acquisition strategy.

2.1	Capital Raising Strategy

2.1.1.	Assist with legal and consulting scope for the Company in securing a targeted capital raise in the UAE and GCC of up to USD 250 million to support acquisitions and strategic expansion.

2.1.2	Investment Tranches:

2.1.2.1	Initial tranche of up to USD 100 million (“First Investment”).

2.1.2.2	Additional tranche of up to USD 150 million (“Second Investment”).

2.1.3	Assistance to engage resources to ensure compliance with UAE securities laws and ADX regulations regarding capital raising and investment deployment.

2.1.4	Advise on the conversion of private placement investments into ADX-listed stock upon successful listing.

2.1.5	Assistance to draft and negotiate investor agreements, term sheets, and compliance documentation.

2.2	Market Development and Investor Engagement

2.2.2	Advise on legal and strategic frameworks for UAE-based investor engagement, including structuring and investment terms.

2.2.3	Facilitate collaboration with UAE market participants, financial institutions, and regulatory bodies.

2.2.4	Advise on corporate governance, transparency, and compliance requirements for institutional investors.

2.2.5	Support in structuring joint ventures, strategic alliances, and co-investment agreements with UAE-based entities.

2.3	Legal Risk Management and Compliance

2.3.2	Assist with outlining legal compliance framework for cross-border capital raising and dual listing.

2.3.3	Assist in legal oversight to ensure compliance with investors requirements for UAE and Nasdaq listing requirements.

This Scope of Work is subject to periodic review and updates to align with regulatory changes, market conditions, and the evolving needs of the Company.

1.	Timeline of Regional Fundraising and Adx Dual Listing

1.1	Second week / Mid of March: Execution of this MOU and formal engagement of the Al Noor followed by an official announcement in the second week or mid of March.

1.2	Q1-Q2 2025: Assistance for preparation with initial roadshows, investor meetings and conversations with authorities and regulators related to ADX listing and marketing to secure formal written commitments for the target fund raise.

3.1	Q2–Q3 2025: Initial Investment drawdown and Completion of the ADX dual listing process, including regulatory approvals and compliance formalities.

3.2	Q3–Q4 2025: Additional Investment drawdown and Execution of acquisition transactions linked to the listing, subject to regulatory clearances and corporate approvals.

SCHEDULE 2: TERMS

The terms of this agreement are divided into “Engagement Fees” and “Success Fees” as set out below.

These are based on delivery of “Milestones” which are defined below.

1.	RISKED ENGAGEMENT FOR SUCCESS

Al Noor has agreed to work on minimal Engagement Fees and risked Success Fees contingent to Diginex passing commercial, technical and intangible due diligences that Diginex will be subject to by the prospective investors and authorities related to the scope of this agreement.

2.	MILESTONES:

2.2	MILESTONE 1: Signing of this Memorandum of Understanding (MoU) for release of “Initial Payment”.

2.3	MILESTENE 1.1: April 15th, 2025 - Working Funds Payment to Al Noor to support active engagement of resources and time to fulfil the scope of this Agreement.

2.4	MILESTONE 2: Completion and Drawdown of Initial Investment (USD 100 million) with regional investors within the scope of this contract.

2.5	MILESTONE 3: Completion and Drawdown of Listing Investment (USD 150 million) with regional investors within the scope of this contract.

2.6	MILESTONE 4: Successful completion of the ADX listing and any associated capital raise.

3	ENGAGEMENT FEES

3.1 The Total Engagement Fees amount is USD 650,000. The payment structure is as follows:

MILESTONES	USD PAYMENT AMOUNT
Milestone 1 – Initial Payment	250,000
Milestone 1.1 – Working Funds Payment	150,000
Milestone 2 – USD 100mn Raised	83,333
Milestone 3 – USD 150mn Raised	83,333
Milestone 4 – ADX Listing	83,333

3.2	DISBURSEMENT OF ENGAGEMENT FEES:

The disbursements of funds will be as follows:

3.2.1	The amount of Engagement Fees will be paid as per Milestone via Bank Transfer against completion of each of the Milestones.

3.2.2	Al Noor will provide Invoice with designated bank details for each Milestone payment.

3.2.3	The Invoice will be payable immediately upon completion of each Milestone defined in this Agreement.

3.2.4	For some Milestone payments, Al Noor shall nominate partner service providers utilized to deliver the scope of engagement outlined in this agreement to be paid in partial or full amounts against formal invoices and supporting documentation as required.

4	SUCCESS FEES

4.2.1	The objective is to support the raise of a minimum of USD 200 million, with a target of up to USD 250 million for strategic acquisitions and expansion. Related to this raise, the Parties agree on the following structure for capital raising efforts and the associated Success Fee for USD 250 million (to be adjusted proportionally for higher or lower amounts raised):

MILESTONES	USD PAYMENT AMOUNT
Milestone 2 – USD 100mn Raised	9,236,667
Milestone 3 – Additional USD 150mn Raised	9,236,667
Milestone 4 – ADX Listing	9,236,667

4.2.2	Funds from Milestones 2 and 3 can be deployed in Nasdaq listed entity as a private placement or ADX dual listing of Diginex with the understanding that it will be converted into the ADX listed line of stock upon the ADX listing.

4.2.3	For Success Fee Milestones 2 and 3, Fees will be payable within 5 business days of receipt of investment funds in Diginex’s bank account.

4.2.4	Fees may be structured under different components and certain amounts shall be split to be paid directly to partner service providers assisting in the delivery of the scope of engagement. Any assignments to the above payment amounts will be mutually agreed, subject to legal, regulatory, and compliance guidelines defined by Nasdaq and ADX (if applicable).

4.2.5	Any equity purchases made by Al Noor and its affiliates shall be structured to ensure regulatory compliance.

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